                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-108824

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 30, 2003)

                                6,000,000 SHARES

                                   (KCS LOGO)

                                KCS ENERGY, INC.
                                  COMMON STOCK
                             ---------------------

     We are offering 6,000,000 shares of our common stock in this offering. We have granted the underwriters an option to purchase up to 900,000 shares of our common stock on the same terms and conditions as set forth below to cover any over-allotments. Our common stock is listed on the New York Stock Exchange under the trading symbol "KCS". The last reported sale price of our common stock on the New York Stock Exchange on November 20, 2003 was $8.21 per share.

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   PLEASE READ THE "RISK
FACTORS" SECTION BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS.
                             ---------------------

                                                                      UNDERWRITING
                                                 PRICE TO            DISCOUNTS AND         PROCEEDS TO KCS
                                                  PUBLIC              COMMISSIONS         (BEFORE EXPENSES)
                                                 --------            -------------        -----------------
Per Share................................         $8.00                  $0.42                  $7.58
Total....................................      $48,000,000             $2,520,000            $45,480,000

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

    The underwriters expect to deliver the common stock to purchasers on or about November 26, 2003.
                             ---------------------


      LEAD BOOK-RUNNING MANAGER                           CO-LEAD MANAGER
      JEFFERIES & COMPANY, INC.                        SANDERS MORRIS HARRIS

                                   CO-MANAGER
                                 HARRIS NESBITT

             THIS PROSPECTUS SUPPLEMENT IS DATED NOVEMBER 20, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
About This Prospectus Supplement............................     i
Where You Can Find More Information.........................    ii
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-4
Use of Proceeds.............................................   S-6
Capitalization..............................................   S-6
Price Range Of Common Stock.................................   S-7
Underwriting................................................   S-8
Legal Matters...............................................  S-11
Experts.....................................................  S-11
                            PROSPECTUS
About this Prospectus.......................................     1
Where You Can Find More Information.........................     1
Forward-Looking Statements..................................     3
KCS Energy, Inc.............................................     4
Risk Factors................................................     5
Use of Proceeds.............................................    12
Ratios of Earnings to Fixed Charges and to Combined Fixed
  Charges and Preferred Stock Dividends.....................    12
Description of Debt Securities..............................    13
Description of Capital Stock................................    18
Description of Warrants.....................................    22
Description of Units........................................    23
Plan of Distribution........................................    23
Legal Matters...............................................    24
Experts.....................................................    24

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of the common stock offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus as well as the documents incorporated by reference. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

     You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the respective documents or that the information we previously filed with the SEC and incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, prospects, financial condition and results of operations may have changed since that date.

     In this prospectus supplement, unless the context indicates otherwise, when we refer to "KCS," "we," "us," "our" and "ours," we are describing KSC Energy, Inc. and its consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement through the termination of this offering. Please read the following documents incorporated into this prospectus supplement and accompanying prospectus (SEC File No. 001-13781):

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the SEC on May 14, 2003;

     - Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2003 filed with the SEC on August 29, 2003;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed with the SEC on August 14, 2003;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed with the SEC on November 12, 2003;

     - Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2003 filed with the SEC on November 20, 2003;

     - Current Reports on Form 8-K filed with the SEC on January 21, 2003, April 4, 2003, May 13, 2003, August 11, 2003, September 15, 2003, October 2,
       2003, October 29, 2003, November 6, 2003 (except for Item 9 thereof, which is not incorporated by reference into this prospectus supplement or the accompanying prospectus) and November 19, 2003 (except for Item 9 thereof, which is not incorporated by reference into this prospectus supplement or the accompanying prospectus); and

     - The description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 001-11698), dated January 25, 1993, filed with the SEC on January 27, 1993, and any amendment or report filed for the purpose of updating that description.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or into any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the information incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct a request for copies to us as follows:

                                KCS Energy, Inc.
                              Attention: Secretary
                          5555 San Felipe, Suite 1200
                              Houston, Texas 77056
                                 (713) 877-8006

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents.

                                  OUR BUSINESS

     KCS Energy, Inc., a Delaware corporation, is an independent oil and gas company engaged in the acquisition, exploration and production of natural gas and crude oil with operations predominantly in the Mid-Continent and onshore Gulf Coast regions. We were formed in 1988 in connection with the spin-off of the non-utility businesses of NUI Corporation, a New Jersey-based natural gas distribution company that had been engaged in the oil and gas exploration and production business as well as numerous other businesses since the late 1960s. In 2000, we conducted a reorganization in bankruptcy, and the United States Bankruptcy Court for the District of Delaware confirmed our plan of reorganization in 2001. Under the terms of the bankruptcy plan, holders of our senior notes and senior subordinated notes received all accrued and unpaid interest, our senior noteholders received a partial pre-payment of principal, our trade creditors were paid in full and our stockholders retained 100% of their common stock, subject to dilution upon conversion of the Series A Convertible Preferred Stock issued in connection with our emergence from bankruptcy.

     All of our exploration and production activities are located within the United States. We compete with major oil and gas companies, other independent oil and gas concerns and individual producers and operators in the areas of reserve and leasehold acquisitions and the exploration, development, production and marketing of oil and gas, as well as contracting for equipment and hiring of personnel. We concentrate our drilling programs predominantly in the Mid-Continent and Gulf Coast regions. In the Mid-Continent region, we explore primarily in north Louisiana, west Texas and Oklahoma (Anadarko and Arkoma basins). In the Gulf Coast region, we explore primarily in south Texas and the Mississippi salt basin.

     We hold interests in all of our oil and gas properties through two operating subsidiaries: KCS Resources, Inc. and Medallion California Properties Company. The oil and gas properties referred to in this prospectus supplement, the accompanying prospectus or in any other document incorporated by reference in this prospectus supplement are held by these subsidiaries of KCS. We treat all operations as one line of business.

     Our principal executive offices are located at 5555 San Felipe, Suite 1200, Houston, Texas 77056. Our telephone number is (713) 877-8006.

                              RECENT DEVELOPMENTS

AMENDED AND RESTATED CREDIT AGREEMENT

     On November 18, 2003, we amended and restated our credit agreement with a group of commercial bank lenders. The credit agreement, which is used for general corporate purposes, including working capital, and to support our capital expenditure program, provides up to $100 million of revolving borrowing capacity and matures on November 18, 2006, provided that the maturity date will be October 17, 2005 if our 8 7/8% Senior Subordinated Notes are not refinanced or repaid by October 14, 2005. Borrowing capacity under the credit agreement is subject to a borrowing base, initially set at $100 million, which is reviewed at least semi-annually and may be adjusted based on the lenders' valuation of our oil and gas reserves and other factors. Substantially all of our assets, including the stock of our subsidiaries, are pledged to secure the credit agreement, and each of our subsidiaries has guaranteed our obligations under the credit agreement.

     Borrowings under the credit agreement bear interest, at our option, at an interest rate of LIBOR plus 2.25% to 3.0% or prime plus 0.5% to 1.25%, depending on utilization. A commitment fee of 0.5% per year is paid on the unused availability under the credit agreement. Financing fees pertaining to the credit agreement, as amended, are being amortized over the life of the agreement.

     The credit agreement contains various restrictive covenants, including minimum levels of liquidity and interest coverage. The credit agreement also contains other usual and customary terms and conditions of a conventional borrowing base facility, including requirements for hedging a portion of our oil and gas production, prohibition on a change of control, restrictions on the payment of dividends and certain other restricted payments, and limitations on the incurrence of additional debt and the sale of assets. The credit agreement also contains customary events of default, including defaults by us in payment of certain of our other debt instruments.

SERIES A CONVERTIBLE PREFERRED STOCK REDEMPTION

     On September 15, 2003, we issued a redemption notice to holders of our Series A Convertible Preferred Stock in accordance with provisions in the Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock whereby we had the option to redeem the Series A Convertible Preferred Stock if the closing price of our common stock exceeded $6.00 per share for a minimum of 25 out of 30 consecutive trading days. The redemption date was set for October 15, 2003. Prior to the redemption date, holders of 100% of the outstanding Series A Convertible Preferred Stock exercised their right to convert their preferred shares into shares of our common stock at a conversion price of $3.00 per share. As a result of conversions of the Series A Convertible Preferred Stock, 2.8 million shares of our common stock were issued during the nine months ended September 30, 2003 and
1.6 million shares of common stock were issued in October 2003.

                                  THE OFFERING

Common stock offered by KCS...   6,000,000 shares. We have also granted the
                                 underwriters an option to purchase 900,000 additional shares to cover over-allotments.

Common stock outstanding after
the offering..................   47,376,533 shares.(1)

Use of proceeds...............   We intend to use the net proceeds from this
                                 offering and from any exercise of the
                                 underwriters' over-allotment option to
                                 accelerate our drilling program in certain core areas.

Risk Factors..................   Investing in our common stock involves risk.
                                 Please read "Risk Factors" beginning on page
                                 S-4 of this prospectus supplement and page 5 of the accompanying prospectus.

New York Stock Exchange
symbol........................   KCS.
---------------

(1) Assumes no exercise of the over-allotment option and does not include 2,167,096 shares held in treasury. The number of shares of our common stock to be outstanding after the offering is based on 41,376,533 shares of our common stock outstanding as of November 14, 2003. This number excludes:

     - a total of 1,966,912 shares of our common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.40 per share;

     - the issuance of 400,000 shares of common stock pursuant to currently exercisable warrants, with an exercise price of $4.00 per share; and

     - 1,291,047 shares of common stock reserved for issuance under our stock option plans.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following discussion of risks, the discussion of risks commencing on page 5 of the accompanying prospectus and the discussion of risks in our other current filings with the SEC under the Exchange Act, particularly under "Business-Oil and Gas Risk Factors," "Business-Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2002 and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated herein by reference, in addition to the other information in this prospectus supplement and the accompanying prospectus, before purchasing any of our common stock. In addition to historical information, the information in this prospectus supplement and the accompanying prospectus contains "forward-looking" statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus supplement.

IF WE ARE UNABLE TO ACCESS THE NET PROCEEDS OF THIS OFFERING UNDER OUR CREDIT AGREEMENT, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY IMPACTED.

     We plan to use the net proceeds of this offering to accelerate our drilling program in certain of our core areas, including the Elm Grove, Joaquin and Talahina fields and south Texas, where we have accumulated a substantial drilling prospect inventory. We intend to use the net proceeds from any exercise of the underwriters' over-allotment option for the same purpose. The proceeds will not be deployed all at once. Pending such use, we intend to use the net proceeds to repay borrowings under our bank credit agreement. We anticipate that the net proceeds of this offering will be available under our credit agreement as needed under the accelerated drilling program, subject to us being in compliance with the provisions of the credit agreement that are conditions to loans and funding under the credit agreement. In the event that we are in default or otherwise unable to satisfy the conditions for loans under the credit agreement, we would be unable to access the net proceeds of this offering under our credit agreement. If at any time we are unable to access such proceeds under our credit agreement, we will be unable to continue with our accelerated drilling program. Our inability to withdraw funds under the credit agreement or to continue with the accelerated drilling program could adversely impact our business, prospects, financial condition and results of operations.

FUTURE ISSUANCES AND SALES OF OUR SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     The market price of our common stock could decline as a result of sales of shares of common stock received upon conversion of our Series A Convertible Preferred Stock and issuances and sales by us of additional shares of common stock pursuant to our existing shelf registration statement. The market price of our common stock could also decline as the result of the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

ANTI-TAKEOVER PROVISIONS IN OUR RESTATED CERTIFICATE OF INCORPORATION, OUR RESTATED BY-LAWS AND DELAWARE LAW COULD DISCOURAGE A CHANGE OF CONTROL OF OUR COMPANY AND COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     Provisions in our restated certificate of incorporation and our restated by-laws, each as amended to date, and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Our restated certificate of incorporation and restated by-laws, each as amended to date:

     - classify the board of directors into staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

     - limit who may call special meetings;

     - prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

     - do not permit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

     - limit the ability of stockholders to remove directors by providing that they may only be removed for cause; and

     - allow our board of directors to determine the powers, preferences or rights and the qualifications, limitations and restrictions of shares of our preferred stock.

     In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $45.2 million after deducting the underwriting discount and estimated expenses in connection with this offering. We plan to use the net proceeds to accelerate our drilling program in certain of our core areas, including the Elm Grove, Joaquin and Talahina fields and south Texas, where we have accumulated a substantial drilling prospect inventory. We intend to use the net proceeds from any exercise of the underwriters' over-allotment option for the same purpose. The proceeds will not be deployed all at once. Pending such use, we intend to use the net proceeds to repay borrowings under our bank credit agreement. We anticipate that the proceeds will be available under our credit agreement as needed under the accelerated drilling program, subject to us being in compliance with the provisions of the credit agreement that are conditions to loans and funding under the credit agreement.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2003 on an actual basis, and as adjusted to reflect the application of our net proceeds from this offering as described in this prospectus supplement and the October 2003 conversions of our remaining Series A Convertible Preferred Stock into 1,612,655 shares of our common stock. This table assumes no exercise of the underwriters' over-allotment option and should be read in conjunction with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

                                                                SEPTEMBER 30, 2003
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
Cash and cash equivalents...................................  $   2,754    $   2,754
                                                              =========    =========
Long-term debt:
  Bank credit facility......................................  $  69,999    $  24,819
  Senior subordinated notes.................................    125,000      125,000
                                                              ---------    ---------
     Total debt.............................................    194,999      149,819
Preferred stock, authorized 5,000,000 shares, issued 30,000
  shares redeemable convertible preferred stock, par value
  $0.01 per share, liquidation preference $1,000 per
  share -- 4,838 shares outstanding at September 30, 2003...      4,736           --
Stockholders' equity:
  Common stock, par value $0.01 per share, authorized
     75,000,000 shares, issued 41,929,974 shares and
     49,543,629 shares......................................        419          495
  Additional paid-in capital................................    177,500      227,442
  Accumulated deficit.......................................   (144,160)    (144,262)
  Unearned compensation.....................................       (949)        (949)
  Accumulated other comprehensive income....................     (5,773)      (5,773)
  Less treasury stock, 2,167,096 shares, at cost............     (4,741)      (4,741)
                                                              ---------    ---------
     Total stockholders' equity.............................     22,296       72,212
                                                              ---------    ---------
     Total capitalization...................................  $ 222,031    $ 222,031
                                                              =========    =========

                          PRICE RANGE OF COMMON STOCK

     As of November 14, 2003, there were 41,376,533 shares of our common stock outstanding, held by approximately 1,029 holders. This number does not include any beneficial owners for whom shares of common stock may be held in "nominee" or "street" name. Our common stock is traded on the New York Stock Exchange under the symbol "KCS." The following table sets forth, for the periods indicated, the high and low closing price per share of our common stock, as reported on the New York Stock Exchange Composite Transaction Tape. The last reported sale price of common stock on the New York Stock Exchange on November 20, 2003 was $8.21 per share.

                                                               HIGH     LOW
                                                              ------   ------
2001

  First Quarter.............................................  $ 6.50   $ 4.19
  Second Quarter............................................   10.20     5.24
  Third Quarter.............................................    6.74     2.91
  Fourth Quarter............................................    4.00     2.53

2002

  First Quarter.............................................  $ 3.22   $ 1.67
  Second Quarter............................................    3.98     1.75
  Third Quarter.............................................    2.30     1.15
  Fourth Quarter............................................    2.00     1.17

2003

  First Quarter.............................................  $ 3.03   $ 1.79
  Second Quarter............................................    5.50     2.40
  Third Quarter.............................................    7.45     4.74
  Fourth Quarter (through November 20, 2003)................    8.49     7.07

     Dividend Policy. We have not declared or paid cash dividends on our common stock since 1999, and we do not anticipate that we will pay any cash dividends on our common stock for the foreseeable future. In addition, our bank credit agreement prohibits the payment of dividends on our common stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below have severally agreed to purchase from us the respective number of shares of common stock indicated in the following table.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Jefferies & Company, Inc....................................  2,700,000
Sanders Morris Harris Inc...................................  2,700,000
Harris Nesbitt Corp.........................................    600,000
                                                              ---------
  Total.....................................................  6,000,000
                                                              =========

     The underwriting agreement provides that the underwriters' obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

     - the representations and warranties made by us to the underwriters are true;

     - there has been no material adverse change in our condition or in the financial markets; and

     - we deliver to the underwriters the customary closing documents.

OVER-ALLOTMENT OPTION

     We have granted the underwriters a 30-day option after the date of the underwriting agreement to purchase, in whole or in part, up to an aggregate of 900,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. Such option may be exercised to cover over-allotments, if any, made in connection with the common stock offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares of common stock based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

COMMISSION AND EXPENSES

     We have been advised by the underwriters that they propose to offer the common stock directly to the public at the public offering price set forth on the front cover page of this prospectus supplement and to selected dealers (who may include the underwriters) at the offering price less a selling concession not in excess of $0.25 per share. The underwriters may allow, and the selected dealers may reallow, a discount from the concession not in excess of $0.10 per share to other dealers. After the common stock offering, the underwriters may change the offering price and other selling terms.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us to purchase the shares.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................  $     0.42     $     0.42
  Total.....................................................  $2,520,000     $2,898,000

     We estimate the total expenses payable by us in connection with the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriters of the shares of common stock in excess of the number of shares the underwriters are obligated to purchase, which create a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the shares in the open market.

     - Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

INDEMNIFICATION

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute payments that may be required to be made in respect thereof.

LOCK-UP AGREEMENTS

     We and our directors and executive officers have agreed, for a period of 90 days from the date of this prospectus supplement, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock or enter into any derivative transaction with similar effect as a sale of common stock, without the prior written consent of the underwriters. The restrictions described in this paragraph do not apply to (a) shares sold under this offering, (b) a bona fide gift of any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock or (c) securities issued or sold in connection with any of our stock option or employee benefit plans.

LISTING

     Our shares of common stock are traded on the New York Stock Exchange under the symbol "KCS."

AFFILIATIONS

     Some of the underwriters have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

     Harris Nesbitt Corp., one of the underwriters, is one of the co-lead arrangers and is the sole book runner under our new credit agreement, for which they have received customary compensation. Sanders Morris Harris Inc., one of the underwriters, acted as placement agent in our February 2001 Series A Convertible Preferred Stock transaction, for which they have received customary compensation, including warrants for shares of our common stock.

DISCRETIONARY SALES

     No sales to accounts over which the underwriters have discretionary authority may be made without the prior written approval of the customer.

ELECTRONIC DISTRIBUTION

     A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this common stock offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

     Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of this prospectus supplement or the registration statement for which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                 LEGAL MATTERS

     The validity of the common stock will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of KCS Energy, Inc. appearing in KCS Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of KCS Energy, Inc. at December 31, 2001 and for each of the two years in the period ended December 31, 2001 appearing in KCS Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon, a copy of which is included therein and incorporated herein by reference. The reports have not been reissued because Arthur Andersen LLP has ceased operations. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our financial statements for the two years ended December 31, 2001, as required by Section 7 of the Securities Act, we have dispensed with the filing of their consent in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.

     On July 8, 2002, we filed a Current Report on Form 8-K announcing that our board of directors engaged Ernst & Young LLP as independent public accountants for fiscal 2002, replacing Arthur Andersen LLP. The decision to change independent public accountants was not the result of any disagreement with Arthur Andersen LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure.

     The information incorporated by reference into this prospectus supplement regarding our estimated proved reserves is based on reports prepared or audited by Netherland, Sewell & Associates, Inc.

PROSPECTUS

                                  $200,000,000

                                   (KCS LOGO)

                                KCS ENERGY, INC.

                        SENIOR UNSECURED DEBT SECURITIES
                      SENIOR SUBORDINATED DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS
                                     UNITS
                                   GUARANTEES

     By this prospectus, we may from time to time offer and sell in one or more offerings up to an aggregate of $200,000,000 of the following securities:

          (1) senior unsecured debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

          (2) senior subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

          (3) shares of common stock;

          (4) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

          (5) warrants to purchase debt securities, common stock, preferred stock or units;

          (6) units consisting of any combination of debt securities, common stock, preferred stock or warrants; and/or

          (7) guarantees of debt securities issued by KCS Energy, Inc.

     This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the heading "Where You Can Find More Information" before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     We may sell these securities to or through underwriters, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

     Our common stock is listed for trading on the New York Stock Exchange under the symbol "KCS."
                             ---------------------
     INVESTING IN OUR SECURITIES INVOLVES RISKS.   PLEASE READ "RISK FACTORS"
BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 30, 2003.

                               TABLE OF CONTENTS

About this Prospectus.......................................    1
Where You Can Find More Information.........................    1
Forward-Looking Statements..................................    3
KCS Energy, Inc. ...........................................    4
Risk Factors................................................    5
Use of Proceeds.............................................   12
Ratios of Earnings to Fixed Charges and to Combined Fixed
  Charges and Preferred Stock Dividends.....................   12
Description of Debt Securities..............................   13
Description of Capital Stock................................   18
Description of Warrants.....................................   22
Description of Units........................................   23
Plan of Distribution........................................   23
Legal Matters...............................................   24
Experts.....................................................   24

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information."

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ANY OTHER DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

     UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY EXCHANGE OR REDEMPTION MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "KCS," "we," "us," and "our" mean KCS Energy, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the "securities."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room. You may also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the exchange on which our common stock is listed.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the securities that may be offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in any prospectus supplement. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and are an important part of this prospectus.

     The following documents that we have filed with the SEC (File No. 001-13781) are incorporated by reference into this prospectus:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the SEC on May 14, 2003;

     - Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2003 filed with the SEC on August 29, 2003;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed with the SEC on August 14, 2003;

     - Current Report on Form 8-K filed with the SEC on January 21, 2003;

     - Current Report on Form 8-K furnished to the SEC on April 4, 2003;

     - Current Report on Form 8-K furnished to the SEC on May 13, 2003;

     - Current Report on Form 8-K furnished to the SEC on August 11, 2003;

     - Current Report on Form 8-K filed with the SEC on September 15, 2003; and

     - The description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 001-11698), dated January 25, 1993, filed with the SEC on January 27, 1993, and any amendment or report filed for the purpose of updating that description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until our offering is completed, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with the prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us as follows:

                                KCS Energy, Inc.
                              Attention: Secretary
                          5555 San Felipe, Suite 1200
                              Houston, Texas 77056
                                 (713) 877-8006

     If you have any other questions regarding us, please contact our Investor Relations Department in writing at FRB/Webber Shandwick, 640 Fifth Avenue, New York, NY 10019, Contact: Marilyn M. Meek, or by telephone at (212) 445-8451.

     You can access electronic copies of documents we file or furnish with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports on our website at http://www.kcsenergy.com. Access to those electronic filings is available as soon as practicable after filing with, or furnishing to, the SEC. Information on our website is not incorporated by reference in this prospectus.

                           FORWARD-LOOKING STATEMENTS

     The information discussed in this prospectus, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, or Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "expect," "estimate," "project," "plan," "believe," "achievable," "anticipate" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

     - the timing and success of our drilling activities;

     - the volatility of prices and supply of, and demand for, oil and gas;

     - the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs;

     - our ability to successfully identify, execute or effectively integrate future acquisitions;

     - the usual hazards associated with the oil and gas industry (including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards);

     - our ability to effectively market our oil and gas;

     - the results of our hedging transactions;

     - the availability of rigs, equipment, supplies and personnel;

     - our ability to acquire or discover additional reserves;

     - our ability to satisfy future capital requirements;

     - changes in regulatory requirements;

     - the credit risks associated with our customers;

     - if underlying assumptions prove incorrect;

     - economic and competitive conditions;

     - our ability to retain key members of our senior management and key employees;

     - uninsured judgments or a rise in our insurance premiums; and

     - continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC and in the section entitled "Risk Factors" included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, particularly under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. All forward-looking statements attributable to KCS or persons acting on its behalf are expressly qualified in their entirety by such factors. Other than as required under the securities laws, KCS does not assume a duty to update these forward-looking statements.

                                KCS ENERGY, INC.

     KCS Energy, Inc., a Delaware corporation, is an independent oil and gas company engaged in the acquisition, exploration and production of natural gas and crude oil with operations predominately in the Mid-Continent and onshore Gulf Coast regions. We were formed in 1988 in connection with the spin-off of the non-utility businesses of NUI Corporation, a New Jersey-based natural gas distribution company that had been engaged in the oil and gas exploration and production business as well as numerous other businesses since the late 1960s.

     All of our exploration and production activities are located within the United States. We compete with major oil and gas companies, other independent oil and gas concerns and individual producers and operators in the areas of reserve and leasehold acquisitions and the exploration, development, production and marketing of oil and gas, as well as contracting for equipment and hiring of personnel. We concentrate our drilling programs predominantly in the Mid-Continent and Gulf Coast regions. In the Mid-Continent region, we explore primarily in north Louisiana, west Texas and Oklahoma (Anadarko and Arkoma basins). In the Gulf Coast region, we explore primarily in south Texas and the Mississippi salt basin.

     We hold interests in all of our oil and gas properties through two operating subsidiaries: KCS Resources, Inc. and Medallion California Properties Company. The oil and gas properties referred to in this prospectus, in any prospectus supplement or in any other document incorporated by reference in this prospectus are held by those subsidiaries of KCS. We treat all operations as one line of business.

     Our principal executive offices are located at 5555 San Felipe, Suite 1200, Houston, Texas 77056. Our telephone number is (713) 877-8006.

                                  RISK FACTORS

     The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

THE OIL AND GAS MARKET IS VOLATILE AND THE PRICE OF OIL AND GAS FLUCTUATES, WHICH MAY ADVERSELY AFFECT THE VALUE OF OUR OIL AND GAS.

     Our future revenues and profits will depend substantially on the demand and prices we receive for produced oil and gas and the costs of acquiring, developing and producing oil and gas reserves. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

     - relatively minor changes in the supply of, and demand for, oil and gas;

     - market uncertainty;

     - political conditions in international oil producing regions;

     - domestic and foreign supply of oil and gas;

     - level of consumer demand;

     - weather conditions;

     - domestic and foreign government regulations and taxes;

     - price and availability of alternative fuels; and

     - overall economic conditions.

     As oil and gas prices decline, we are affected in two significant ways. First, we get paid less for our oil and gas. Second, exploration and drilling activity declines as some projects become uneconomic and either are delayed or eliminated. Accordingly, a decline in oil or gas prices may have adverse effects on our cash flow, liquidity and profitability. It is impossible to predict future oil and gas price movements.

IF WE ARE UNABLE TO ACQUIRE OR DISCOVER ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY.

     Our prospects for future growth and profitability depend primarily on our ability to replace oil and gas reserves through acquisitions, development and exploratory drilling. Acquisitions may not be available at attractive prices. The decision to purchase, explore or develop a property depends in part on geophysical and geological analyses and engineering studies, which are often inconclusive or subject to varying interpretations. Consequently, our acquisition, development and exploration activities may not result in significant additional reserves, and we may be unsuccessful in drilling economically productive wells. Without the acquisition, development or discovery of additional reserves, our proved reserves and production will decline materially.

WE MAY BE UNABLE TO SATISFY OUR FUTURE CAPITAL REQUIREMENTS.

     We make substantial capital expenditures in connection with the acquisition, development and exploration of our oil and gas properties. In the past, we have funded these capital expenditures with cash flow from operations and funds from long-term debt and equity financing. We believe that our cash flow from operations and proceeds from the sale of non-strategic assets will be sufficient to fund the approximately $65 million of capital expenditures currently budgeted for our drilling and acquisition activities in 2003 (excluding acquisitions outside the ordinary course of business). Our future cash flows and the availability of financing are subject to a number of factors, including the following:

     - the level of production from existing wells;

     - prices of oil and gas; and

     - our success in locating and producing new reserves.

     If our revenues decrease as a result of lower oil and gas prices, decreased production or other factors, we may not be able to replace our reserves or maintain production at current levels, which would result in a decrease in production and revenue over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we may be unable to obtain additional debt or equity financing to meet these requirements.

IF WE ARE UNSUCCESSFUL AT MARKETING OUR OIL AND GAS AT COMMERCIALLY ACCEPTABLE PRICES, OUR PROFITABILITY WILL DECLINE.

     Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

     - the availability and capacity of gathering systems and pipelines;

     - federal and state regulation of production and transportation;

     - changes in supply and demand; and

     - general economic conditions.

     Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

WE MAY BE UNABLE TO SUCCESSFULLY IDENTIFY, EXECUTE OR EFFECTIVELY INTEGRATE FUTURE ACQUISITIONS, WHICH MAY HARM OUR RESULTS OF OPERATIONS.

     Acquisitions of oil and gas businesses and properties have been an important element of our business, and we will continue to pursue acquisitions in the future. Although we regularly engage in discussions with and submit proposals to acquisition candidates, and are actively evaluating several potential acquisitions, one or more of which could be material to us, suitable acquisitions may not be available in the future on terms reasonable to us. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management's attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate revenues comparable to our existing businesses, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably.

     Even though we perform a due diligence review (including a review of title and other records) of the major properties we seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. It is generally not feasible for us to review in-depth every individual property and all records involved in each acquisition. However, even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.

     In addition, acquisitions of businesses may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Our credit facility and the indenture governing our senior subordinated notes contain certain covenants limiting, or which may have the effect of limiting, among other things, acquisitions, capital expenditures and the incurrence of additional indebtedness.

OUR OPERATING ACTIVITIES INVOLVE SIGNIFICANT RISKS WHICH ARE INHERENT IN THE OIL AND GAS INDUSTRY.

     Our operations are subject to numerous operating risks inherent in the oil and gas industry, which could result in substantial losses. These risks include:

     - fires;

     - explosions;

     - well blow-outs;

     - mechanical problems, including pipe failure;

     - abnormally pressured formations; and

     - environmental accidents, including oil spills, natural gas leaks or ruptures, or other discharges of toxic gases or other pollutants.

     The occurrence of these risks could result in substantial losses due to personal injury, loss of life, damage to or destruction of wells, production facilities or other property or equipment, or damages to the environment. These occurrences could also subject us to clean-up obligations, regulatory investigation, penalties or suspension of operations. Further, our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

     - the presence of unanticipated pressure or irregularities in formations;

     - equipment failures or accidents;

     - title problems;

     - weather conditions;

     - compliance with governmental requirements; and

     - shortages or delays in obtaining drilling rigs or in the delivery of equipment and services.

     In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above. The levels of insurance we maintain may not be adequate to fully cover any losses or liabilities. We may not be able to maintain insurance at commercially acceptable premium levels or at all.

WE MAY BE UNABLE TO FIND OR PRODUCE SUFFICIENT AMOUNTS OF OIL AND GAS TO GENERATE PROFITS.

     We may be unable to find or produce sufficient amounts of oil and gas to generate profits. New wells we drill may not be productive and we may not recover all or any portion of our investment. Drilling for oil and gas may be unprofitable due to a number of risks, including:

     - wells may not be productive, either because commercially productive reservoirs were not encountered or for other reasons;

     - wells that are productive may not provide sufficient net reserves to return a profit after taking into account leasehold, geophysical and geological, drilling, operating and other costs; and

     - the costs of drilling, completing and operating wells are often uncertain.

OUR FAILURE TO REMAIN COMPETITIVE WITH OUR NUMEROUS COMPETITORS, MANY OF WHICH HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO, COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The oil and gas industry is highly competitive in the search for, development and acquisition of reserves and in marketing of oil and gas production. We compete with major oil and gas companies, independent oil and gas concerns and individual producers and operators in most aspects of our business, including the following:

     - the acquisition of oil and gas businesses;

     - the exploration, development, production and marketing of oil and gas;

     - the acquisition of properties and equipment; and

     - the retention of personnel necessary to explore for, develop, produce and market oil and gas.

     Many of these competitors have substantially greater financial and other resources than we do. If we are unable to successfully compete against our competitors, our business, prospects, financial condition and results of operations may be adversely affected.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, THAT MAY ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Our business is subject to numerous federal, state and local laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. We, as an owner or lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages, and require suspension or cessation of operations in affected areas.

     Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current properties or a business or property that one of our predecessors owned or used could arise and could involve the expenditure of a material amount of funds. Although we maintain insurance coverage, which we believe is customary in the industry, we are not fully insured against all environmental risks.

     We have made and will continue to make all necessary expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. We cannot predict whether, or when, new laws and regulations may be enacted or adopted, and cannot predict the cost of compliance with changing laws and regulations or their effects on oil and gas use or prices.

THE CONCENTRATION OF OUR CUSTOMERS IN THE ENERGY INDUSTRY COULD INCREASE OUR EXPOSURE TO CREDIT RISK, WHICH COULD RESULT IN LOSSES.

     The concentration of our customers in the energy industry may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by prolonged changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for credit losses and, generally, actual losses have been consistent with our expectations, with the exception of losses we sustained relating to certain obligations of Enron Corp. to KCS.

UNINSURED JUDGMENTS OR A RISE IN INSURANCE PREMIUMS COULD ADVERSELY IMPACT OUR RESULTS.

     Exploration for, and production of, oil and natural gas can be hazardous, involving unforeseen occurrences. Accordingly, in the ordinary course of business, we are subject to various claims and litigation. Although we maintain insurance to cover certain potential claims and losses arising from our operations in accordance with customary industry practices and in amounts that management believes to be prudent, we could become subject to a judgment for which we are not adequately insured and beyond the amounts that we currently have reserved or anticipate reserving. Additionally, the terrorist attacks of September 11, 2001 and the continued hostilities in the Middle East and other sustained military campaigns may adversely impact our ability to obtain insurance or impact the cost of this insurance, which may adversely impact our results of operations.

TERRORIST ATTACKS AND CONTINUED HOSTILITIES IN THE MIDDLE EAST OR OTHER SUSTAINED MILITARY CAMPAIGNS MAY ADVERSELY IMPACT OUR BUSINESS.

     The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways.

OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR SENIOR MANAGEMENT, THE LOSS OF WHOM COULD DISRUPT OUR CUSTOMER RELATIONSHIPS AND OUR BUSINESS OPERATIONS.

     We believe our continued success depends in large part on the sustained contributions of our chief executive officer and chairman of the board of directors, James W. Christmas, our president and chief operating officer, William N. Hahne, and our senior management team. We rely on our executive officers and senior management to identify and pursue new business opportunities and identify key growth opportunities. In addition, the relationships and reputation that members of our management team have established and maintained in the oil and gas community contributes to our ability to maintain positive customer relations and to identify new business opportunities. The loss of services of Messrs. Christmas or Hahne or one or more senior management members could significantly impair our ability to identify and secure new business opportunities and otherwise disrupt our operations. We do not maintain key person life insurance on any of our senior management members.

THERE ARE NUMEROUS UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF PROVED OIL AND GAS RESERVES AND FUTURE NET CASH FLOWS.

     Numerous uncertainties, including those beyond our control, are inherent in estimating quantities of proved oil and gas reserves. Information incorporated by reference into this prospectus relating to estimates of our proved reserves is based on reports prepared or audited by Netherland, Sewell & Associates, Inc. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows may vary considerably from the actual results because of a number of variable factors and assumptions involved. These include:

     - historical production from the area compared with production from other producing areas;

     - the effects of regulation by governmental agencies;

     - future oil and gas prices;

     - operating costs;

     - severance and excise taxes;

     - development costs; and

     - workover and remedial costs.

     Therefore, the estimates of the quantities of oil and gas and the expected future net cash flows computed by different engineers or by the same engineers (but at different times) may vary significantly. The actual production, revenues and expenditures related to our reserves may vary materially from the engineers' estimates. In addition, we may make changes to our estimates of reserves and future net cash flows. These changes may be based on the following factors:

     - production history;

     - results of future development;

     - oil and gas prices;

     - performance of counterparties under agreements to which we are a party;
       and

     - operating and development costs.

     Do not interpret the PV-10 values incorporated by reference into this prospectus as the current market value of our properties' estimated oil and gas reserves. According to the SEC, the PV-10 is generally based on prices and costs as of the date of the estimate. In contrast, the actual future prices and costs may be materially higher or lower. Actual future net cash flows may also be affected by the following factors:

     - the amount and timing of actual production;

     - the supply of, and demand for, oil and gas;

     - the curtailment or increase in consumption by natural gas purchasers; and

     - the changes in governmental regulations or taxation.

     The timing in producing and the costs incurred in developing and producing oil and gas will affect the timing of actual future net cash flows from proved reserves. Ultimately, the timing will affect the actual present value of oil and gas. In addition, the SEC requires that we apply a 10% discount factor in calculating PV-10 for reporting purposes. This is not necessarily the most appropriate discount factor to apply because it does not take into account the interest rates in effect, the risks associated with us and our properties, or the oil and gas industry in general.

WE ENGAGE IN HEDGING TRANSACTIONS WHICH MAY LIMIT OUR POTENTIAL GAINS AND EXPOSE US TO RISK OF FINANCIAL LOSS.

     We periodically obtain derivative instruments covering a portion of our expected production in order to manage our exposure to price risk in marketing our oil and gas. These instruments may include futures contracts and options sold on the New York Mercantile Exchange and privately-negotiated forwards, swaps and options. These transactions may limit our potential gains if oil and gas prices were to rise substantially over the prices established by hedging. These transactions also may expose us to the risk of financial loss in certain circumstances, including the following:

     - production is less than expected;

     - there is a widening of price differentials between delivery points for our production and the delivery point assumed in hedging arrangements;

     - the counterparties to our derivative instruments fail to perform;

     - we fail to make timely deliveries; and

     - a sudden unexpected event materially impacts oil or gas prices.

SHORTAGE OF RIGS, EQUIPMENT, SUPPLIES OR PERSONNEL MAY RESTRICT OUR OPERATIONS.

     Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rises with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

OUR LEVEL OF INDEBTEDNESS MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING ACTIVITY.

     Our level of indebtedness may have important consequences for us, including the following:

     - our ability to obtain additional financing for acquisitions, working capital or other expenditures could be impaired or financing may not be available on acceptable terms;

     - a substantial portion of our cash flow will be used to make interest and principal payments on our debt, reducing the funds that would otherwise be available to us for our operations and future business opportunities;

     - a substantial decrease in our revenues as a result of lower oil and gas prices, decreased production or other factors could make it difficult for us to meet our debt service requirements and force us to modify our operations; and

     - our level of indebtedness may make us more vulnerable to a downturn in our business or the economy generally.

THE COVENANTS IN OUR DEBT AND FINANCING ARRANGEMENTS RESTRICT OUR FINANCIAL AND OPERATING FLEXIBILITY AND OUR FAILURE TO COMPLY WITH THEM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among other things, borrow additional money and sell assets. These restrictions may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition activities. The restrictions may also affect our ability to obtain additional future financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

     From time to time we may require consents or waivers from our lenders to permit any necessary actions that are prohibited by our debt and financing arrangements. If in the future our lenders refuse to provide any necessary waivers of the restrictions contained in our debt and financing arrangements, then we could be in default under our debt and financing arrangements, and we could be prohibited from undertaking actions that are necessary to maintain and expand our business.

INVESTORS IN OUR SECURITIES MAY ENCOUNTER DIFFICULTIES IN OBTAINING, OR MAY BE UNABLE TO OBTAIN, RECOVERIES FROM ARTHUR ANDERSEN LLP WITH RESPECT TO ITS AUDITS OF OUR FINANCIAL STATEMENTS.

     On March 14, 2002, our previous independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. In July 2002, we decided not to engage Arthur Andersen as our independent auditors, and engaged Ernst & Young LLP to serve as our new independent auditors for fiscal 2002. However, included in our Annual Report on Form 10-K for the year ended December 31, 2002 is financial data and other information for the years ended December 31, 2001 and 2000 that was audited by Arthur Andersen. Investors in our securities may encounter difficulties in obtaining, or be unable to obtain, from Arthur Andersen with respect to its audits of our financial statements relief that may be available to investors under the federal securities laws against auditing firms.

                                USE OF PROCEEDS

     Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus:

     - to finance a portion of our expanded drilling program;

     - to finance acquisitions;

     - for general corporate purposes; and

     - to refinance certain existing indebtedness.

     We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

       RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

                                              YEARS ENDED DECEMBER 31,        SIX MONTHS
                                          --------------------------------       ENDED
                                          1998   1999   2000   2001   2002   JUNE 30, 2003
                                          ----   ----   ----   ----   ----   -------------
Ratio of earnings to fixed charges......   --    1.08   1.97   3.50   1.43       4.12
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends.............................   --    1.08   1.97   3.25   1.37       3.94

     In 1998, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $283 million primarily due to the $268 million write-down of the carrying value of oil and gas properties and oil and gas revenues depressed by the impact of low oil and gas prices.

     We issued preferred stock in February 2001. No shares of preferred stock were outstanding prior to February 2001.

     The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, "earnings" represent the aggregate of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, net of (a) interest capitalized, (b) preferred stock dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preferred stock dividend requirements of consolidated subsidiaries. "Preferred stock dividend" (referred to as "Dividends and accretion of issuance costs on preferred stock" in our income statement and computation of ratios included in or incorporated by reference into the registration statement of which this prospectus is a part) represents (a) the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock and (b) accretion of remaining capitalized issuance costs associated with the preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     Any debt securities we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior unsecured debt securities or senior subordinated debt securities. As of August 31, 2003, we have issued and outstanding an aggregate of $125 million of senior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank Trust N.A., or another banking or financial institution, as trustee. Senior unsecured debt securities will be issued under a senior unsecured indenture and senior subordinated debt securities will be issued under a senior subordinated indenture. Together the senior unsecured indenture and the senior subordinated indenture are called "indentures."

     We have summarized selected provisions of the indentures below. The following summary is a description of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because, each one, and not this description, defines the rights of holders of debt securities. A form of senior unsecured indenture and a form of senior subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     The debt securities will be our direct, unsecured general obligations. The senior unsecured debt securities will rank equally with all of our other senior and unsubordinated debt. The senior subordinated debt securities will have a junior position to all of our senior debt.

     All of our oil and gas properties are held by our operating subsidiaries, KCS Resources, Inc. and Medallion California Properties Company. With respect to these properties, holders of senior unsecured debt securities that are not guaranteed by our operating subsidiaries and holders of senior subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

     The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The title and type of the debt securities;

     - The total principal amount of the debt securities;

     - The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - The dates on which the principal of the debt securities will be payable;

     - The interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - Any conversion or exchange features;

     - Any optional redemption periods;

     - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

     - Any provisions granting special rights to holders when a specified event occurs;

     - Any changes to or additional events of default or covenants;

     - Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

     - Any other terms of the debt securities.

     None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     Debt securities of a series may be issued in registered, coupon or global form.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state that the securities will be issued in registered form of $1,000 each or integral multiples thereof.

SUBORDINATION

     Under a senior subordinated indenture, payment of the principal, interest and any premium on the senior subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt (as defined in the senior subordinated indenture). A senior subordinated indenture will provide that no payment of principal, interest and any premium on the senior subordinated debt securities may be made in the event we fail to pay the principal, interest, any premium on any senior debt when due or if another default occurs that results in acceleration of senior debt. In addition, in the event of any distribution of our assets upon our dissolution, liquidation or reorganization (including in a bankruptcy, insolvency or similar proceeding), holders of senior debt will be entitled to payment in full before any payment or distribution of our assets is made to holders of senior subordinated debt securities.

     A senior subordinated indenture will not limit the amount of senior debt that we may incur.

MERGERS AND SALE OF ASSETS

     Each indenture will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless:

     - the successor person assumes all of our obligations under the indentures; and

     - we or the successor person will not immediately be in default under the indentures.

     Upon the assumption of our obligations by a successor, we will be discharged from all obligations under the indentures.

MODIFICATION OF INDENTURES

     Each indenture will provide that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

EVENTS OF DEFAULT

     "Event of default," when used in an indenture, will mean any of the following:

     - failure to pay the principal of, or any premium on, any debt security when due;

     - failure to deposit any sinking fund payment when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform any covenant set forth in the covenants section of the indenture that continues for 90 days after we are given written notice;

     - failure to perform any other covenant in the indenture that continues for 180 days after we are given written notice;

     - certain events in bankruptcy, insolvency or reorganization of us; or

     - any other event of default included in a supplemental indenture or any officer's certificate setting forth additional terms of the debt security.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

     Under the indentures, we:

     - will pay the principal of, interest and any premium on, the debt securities when due;

     - will maintain a place of payment;

     - will deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     In addition, under a senior unsecured indenture, we:

     - will not, nor will we permit our operating subsidiaries to, create or incur any liens upon any principal property unless specified conditions are met, subject to certain exceptions; and

     - will not, nor will we permit our operating subsidiaries to, enter into any sale-and-leaseback transaction unless certain conditions are met, subject to certain exceptions.

SUBSIDIARY GUARANTEES

     If the applicable prospectus supplement relating to a series of our senior unsecured debt securities provides that those senior unsecured debt securities will have the benefit of a guarantee by either or both of our operating subsidiaries, KCS Resources, Inc. and Medallion California Properties Company, payment of the principal, premium, if any, and interest on those senior unsecured debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior unsecured debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

     If the applicable prospectus supplement relating to a series of our senior subordinated debt securities provides that those senior subordinated debt securities will have the benefit of a guarantee by either or both of our operating subsidiaries, payment of the principal, premium, if any, and interest on those senior subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the senior subordinated debt securities will be subordinated in right of payment to all of such subsidiary's or subsidiaries' existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior unsecured debt securities, to the same extent and in the same manner as the senior subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See "-- Subordination" above.

     The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

     - by the applicable depositary to a nominee of the depositary;

     - by any nominee to the depositary itself or another nominee; or

     - by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

     When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary ("participants"). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

     - will not be entitled to have any of the underlying debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

     - will not be considered the owners or holders under the indenture relating to those debt securities.

     Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

     We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the sole responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

DEFEASANCE

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

GOVERNING LAW

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No officer, director, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

INFORMATION CONCERNING THE TRUSTEE

     U.S. Bank Trust N.A., or another banking or financial institution, will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

     The indentures and the provisions of the Trust Indenture Act of 1939, or Trust Indenture Act, incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (within the meaning of the Trust Indenture
Act) it must eliminate such conflicting interest or resign.

     U.S. Bank Trust N.A., or another banking or financial institution, may act as trustee with respect to both the senior subordinated indenture and the senior unsecured indenture. If this occurs, and should a default occur with respect to either the senior subordinated debt securities or the senior unsecured debt securities, U.S. Bank Trust N.A., or such other banking or financial institution, would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation, our restated by-laws, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

     As of the date of this prospectus, we are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, and up to 5,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2003, we had 38,282,398 shares of common stock and 9,288 shares of Series A Convertible Preferred Stock issued and outstanding.

COMMON STOCK

     Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by our board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

     In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

     The holders of common stock have no preemptive, subscription or conversion rights, and are not subject to further calls or assessments of KCS. There are no redemption or sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors, thus the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

     All of the outstanding shares of common stock are, and the common stock offered by any prospectus supplement will be, validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price.

     The registrar and transfer agent for our common stock is Registrar and Transfer Company.

PREFERRED STOCK

     Shares of preferred stock may be issued from time to time in one or more series and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock under this prospectus, the terms may include the following:

     - the series, the number of shares offered and the stated value of the preferred stock;

     - the price at which the preferred stock will be issued;

     - the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     - the liquidation preference of the preferred stock;

     - the voting rights of the preferred stock;

     - whether the preferred stock is redeemable, optionally or mandatorily, or subject to a sinking fund, and the terms of any redemption or sinking fund;

     - whether the preferred stock is convertible into, or exchangeable for, any other securities, and the terms of any conversion; and

     - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other series of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued will rank prior to our common stock as to dividend rights and liquidation preference, and may have full or limited voting rights and may be convertible into shares of common stock or other securities.

SERIES A CONVERTIBLE PREFERRED STOCK

     We currently have only one series of preferred stock outstanding, consisting of 30,000 authorized shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which 9,288 shares are currently outstanding. We have notified the holders of Series A Convertible Preferred Stock that we intend to redeem all of the issued and outstanding shares of Series A Convertible Preferred Stock on or about October 15, 2003 in accordance with our optional redemption right discussed below. A summary description of the Series A

Convertible Preferred Stock is set forth below. You should refer to the full text of the certificate of designation for the Series A Convertible Preferred Stock for a more complete description.

     The Series A Convertible Preferred Stock has a stated value of $1,000 per share. It carries a dividend rate of 5% per annum, payable quarterly or upon conversion or redemption. Each share of Series A Convertible Preferred Stock is convertible into common stock at the option of the holder at the rate of $3 per share. The conversion price is subject to customary anti-dilution provisions.

     Holders of the Series A Convertible Preferred Stock have no voting rights except as follows:

     - approval of the holders of a majority of the shares, voting as a class, is necessary to authorize any amendment or repeal of our certificate of incorporation that would adversely affect the preferences, rights, powers or privileges of the Series A Convertible Preferred Stock or to authorize, issue or reclassify any class or series of our capital stock that ranks on a parity with, or senior to, the Series A Convertible Preferred Stock;

     - if a default in preference dividends on the Series A Convertible Preferred Stock exists at the time of any meeting of stockholders for the election of directors, the number of directors constituting the board of directors must be increased by two and the holders of the Series A Convertible Preferred Stock have the right at such meeting, voting as a class, to elect the directors to fill the newly created directorships; and

     - holders of the Series A Convertible Preferred Stock have the right to vote as a class or series on any matter as to which class voting is required under applicable law.

     We are required to redeem the Series A Convertible Preferred Stock at any time on or after January 31, 2009 upon the written request of holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock. We are also required to redeem shares of Series A Convertible Preferred Stock upon the written request of any holder made within 60 days following a change in control of KCS (as defined in the certificate of designation for the Series A Convertible Preferred Stock). We have the right, at our option, to redeem any or all of the shares of Series A Convertible Preferred Stock within ten days following any 30 consecutive trading days during which the closing sales price of our common stock has exceeded $6.00 per share for at least 25 of such 30 trading days. In accordance with this right, we have notified the holders of Series A Convertible Preferred Stock that we intend to redeem all of the issued and outstanding shares of Series A Convertible Preferred Stock on or about October 15, 2003. In all of the above events, the redemption price is equal to the stated value of the shares plus all declared but unpaid dividends through the date of redemption.

     Holders of Series A Convertible Preferred Stock are entitled to a preference on any voluntary or involuntary liquidation, dissolution or winding up of KCS in an amount per share equal to the stated value of the Series A Convertible Preferred Stock plus all declared but unpaid dividends to the date fixed for distribution.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with us for three years following the time such person became an interested stockholder unless:

     - before such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by our employee stock plans, if any, that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder.

     Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving KCS and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if such extraordinary transaction is approved or not opposed by a majority of our directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

DESCRIPTION OF PROVISIONS OF KCS' RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS

     The following provisions of our Restated Certificate of Incorporation and Restated By-Laws may discourage potential acquisition proposals and may delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

     Written Consent of Stockholders. Any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders and not by written consent.

     Classified Board. Our board of directors is divided into three classes, with each class consisting of as nearly an equal number as possible. Accordingly, only one of three classes of directors is elected each year.

     Removal of Directors. The ability of stockholders to remove directors without cause is precluded and any removal for cause requires the affirmative vote of the holders of at least 75% of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a single class.

     Special Meeting of Stockholders. Our Restated Certificate of Incorporation precludes the ability of our stockholders to call special meetings of stockholders. Except as required by law and subject to the rights of holders of preferred stock, special meetings of stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

     Amendment of the Restated By-Laws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our Restated Certificate of Incorporation and Restated By-Laws grant our board of directors the power to adopt, alter or repeal our Restated By-Laws. Our stockholders may adopt, amend or repeal our Restated By-Laws at any annual or special meeting of stockholders by vote of the stockholders entitled to vote in the election of directors provided that the proper notice is given and the notice states that the adoption, amendment or repeal of the Restated By-Laws is one of the purposes of the annual or special meeting. The by-laws adopted by our stockholders may not be rescinded, altered, amended or repealed by our board of directors if the by-laws adopted by the stockholders so states. Conversely, by-laws adopted by our board of directors may be amended or repealed by our stockholders.

     Compliance with Title 11 of the United States Code. Our Restated Certificate of Incorporation prohibits us from authorizing or issuing any non-voting equity securities or any securities possessing voting power without complying with Title 11 of the United States Code sec. 1123(a)(6). This section was added to our Restated Certificate of Incorporation in connection with our emergence from bankruptcy proceedings in 2001 and was intended to insure that participation in, and control of, the selection of our management be considered as part of the plan of reorganization and provided for accordingly. We were not required to issue any securities to our creditors or stockholders under the plan of reorganization, and we do not believe that this provision will adversely affect our ability to authorize or issue securities in the future.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     - the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material United States federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

     In connection with a private placement in February 2001, we issued to the placement agent a warrant to purchase 400,000 shares of common stock at $4.00 per share. The warrant is exercisable on or before February 19, 2006 and is subject to customary anti-dilution adjustments. The warrant does not confer upon the holder any voting or other rights of a stockholder.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

     The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

     - the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - a description of the terms of any unit agreement governing the units; and

     - a description of the provisions for the payment, settlement, transfer or exchange of the units.

                              PLAN OF DISTRIBUTION

     We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

     We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

     If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

     Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

     Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

                                 LEGAL MATTERS

     The validity of the securities will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

                                    EXPERTS

     The consolidated financial statements of KCS Energy, Inc. appearing in KCS Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of KCS Energy, Inc. at December 31, 2001 and for each of the two years in the period ended December 31, 2001 appearing in KCS Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon, a copy of which is included therein and incorporated herein by reference. The reports have not been reissued because Arthur Andersen LLP has ceased operations. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our financial statements for the two years ended December 31, 2001, as required by Section 7 of the Securities Act, we have dispensed with the filing of their consent in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.

     On July 8, 2002, we filed a Current Report on Form 8-K announcing that our board of directors engaged Ernst & Young LLP as independent public accountants for fiscal 2002, replacing Arthur Andersen LLP. The decision to change independent public accountants was not the result of any disagreement with Arthur

Andersen LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure.

     The information incorporated by reference into this prospectus regarding our estimated proved reserves is based on reports prepared or audited by Netherland, Sewell & Associates, Inc.

                                   (KCS LOGO)

                                6,000,000 SHARES

                                  COMMON STOCK

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

JEFFERIES & COMPANY, INC.                                  SANDERS MORRIS HARRIS

                                 HARRIS NESBITT


                               NOVEMBER 20, 2003